Exhibit 99.1

Moleculin Reports Third Quarter 2024 Financial Results and Provides Corporate Update

- On track to start dosing in pivotal, adaptive Phase 3 clinical trial (the “MIRACLE” trial) designed for possible accelerated approval of Annamycin in combination with cytarabine for the treatment of R/R AML in Q1 2025

- Median durability of CRc in MB-106 Annamycin+ Cytarabine AML clinical trial continues to climb - now past 8 months

- Recent virtual AML KOL event underscores how Annamycin could significantly change the AML treatment landscape; Replay available here

- Company to host conference call and webcast today, Monday, November 11th at 8:30 AM ET

HOUSTON, November 11, 2024 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat tumors and viruses, today reported its financial results for the quarter ended September 30, 2024. As previously announced, the Company will host a conference call and live audio webcast to discuss the operational and financial results at 8:30 AM ET on Monday, November 11, 2024 (details below).

“We are thrilled to have emerged as a late stage company. Our focus remains on the ramp up for and execution of our upcoming MIRACLE trial. We have been extremely active and our recent interactions with potential clinical trial sites globally have been overwhelmingly positive as we prepare for the start of enrollment and dosing early next year. We believe with our recent clinical and regulatory ‘wins,’ we have foundationally set the stage for a transformational year ahead and the opportunity to drive significant value for all stakeholders. With that said, we continue to follow our CRc (complete response composite) preliminary data from our MB-106 Phase 1B/2 AML clinical trial. We are also pleased with the median durability continuing to climb – and is now in excess of 8 months,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Recent Highlights

●	Appointed Daniel D. Von Hoff, M.D., F.A.C.P., FASCO, FAACR, leading expert in Pancreatic Cancer to its Scientific Advisory Board to Support Development of Annamycin;
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Hosted a Virtual Acute Myeloid Leukemia KOL event with internationally renowned Acute Myeloid Leukemia (AML) Key Opinion Leaders to discuss Annamycin, the use of anthracyclines, how Annamycin could significantly change the AML treatment landscape, and the Company’s recently announced global Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML) (the “MIRACLE” trial);

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Presented positive in vivo efficacy data of Annamycin in orthotopic and experimental lung metastatic models of Sarcoma in a poster titled “Annamycin: Opening New Doors for Organotropic Targeting of Primary and Metastatic Lung Cancer,” at the IASLC 2024 World Conference on Lung Cancer;

●	Commenced enrollment and treatment of patients in the Investigator-initiated Phase 2 study evaluating WP1066 in combination with radiation therapy for the treatment of adults with glioblastoma; and
●	Closed a $5.5 million financing upfront with up to an additional $11.0 million of potential aggregate gross proceeds upon the exercise in full of milestone-linked warrants.

Clinical Development Update

Annamycin is currently being evaluated in ongoing clinical trials for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases. Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory acute myeloid leukemia, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory acute myeloid leukemia from the European Medicines Agency (EMA).

AML

The Company recently announced the positive discussion and outcome of its End of Phase 1B/2 (EOP1B/2) meeting with the US Food and Drug Administration (FDA) supporting the advancement of Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) to a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US.

The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, is expected to initially utilize an adaptive design whereby approximately the first 75 to 90 subjects will be randomized to receive high dose cytarabine (HiDAC) combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin. At that point, the trial will be unblinded to select the optimum dose for Annamycin. For the second part of the trial, approximately 240 additional subjects will be randomized to receive either HiDAC plus placebo or HiDAC plus the optimum dose of Annamycin. The selection of the optimum dose will be based not only on the overall balance of safety, tolerability, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative.

Expected Milestones for Annamycin AML Development Program

●	4Q 2024 – Contracting with MIRACLE trial sites and IRB approval
●	1Q 2025 – First subject treated in MIRACLE trial
●	4Q 2025 – Recruitment and overall efficacy rate update (n=45)
●	2H 2026 – Interim efficacy and safety data (n=90) unblinded and Optimum Dose set for MIRACLE trial
●	2027 – Begin enrollment of 3rd line subjects in MIRACLE2
●	2027 – Enrollment ends in 2nd line subjects
●	2028 – Primary efficacy data for 2nd line subjects in MIRACLE
●	2028 2H – Begin submission of a Rolling New Drug Application (NDA) for the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE

STS Lung Metastases

As previously announced, the Company completed enrollment in the Phase 2 portion of its U.S. Phase 1B/2 clinical trial evaluating Annamycin as monotherapy for the treatment of soft tissue sarcoma lung metastases. Subjects who had stable disease at the time of study discontinuation were followed for progression free response and overall survival. The study database is locked, and the clinical study report is being written and should be completed in early 2025 and will be released in detail at that time

Expected Milestones for Annamycin STS Lung Mets Development Program

●	2025 – Final MB-107 data readout
●	2025 – Identify next phase of development / pivotal program

Summary of Financial Results for the Third Quarter 2024

Research and development (R&D) expense was $4.9 million and $3.3 million for the three months ended September 30, 2024 and 2023, respectively. The increase over the prior year period is mainly related to costs incurred for clinical trials (clinical research organization and drug production) and sponsored research costs.

General and administrative expense was $2.2 million and $2.6 million for the three months ended September 30, 2024 and 2023, respectively. The decrease of $0.4 million is mainly related to a decrease in regulatory and legal fees.

As of September 30, 2024, the Company had cash and cash equivalents of $9.4 million and believes that the existing cash and cash equivalents as of September 30, 2024, will be sufficient to fund planned operations into the first quarter of 2025.

Conference Call and Webcast

Moleculin management will host its quarterly conference call and webcast for investors, analysts, and other interested parties on Monday, November 11, 2024 at 8:30 AM ET.

Interested participants and investors may access the conference call by dialing (877) 407-0832 (domestic) or (201) 689-8433 (international) and referencing the Moleculin Biotech Conference Call. The live audio webcast will be accessible on the Events page of the Investors section of the Moleculin website, moleculin.com, and will be archived for 90 days.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to eliminate the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company is initiating the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study is subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the Company's forecasted cash burn rate (including its estimate of cash sufficient to meet its projected operating requirements) and the achievement of the expected milestones set forth above. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(908) 824-0775

MBRX@jtcir.com

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)	September 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$9,405	$23,550
Prepaid expenses and other current assets	2,201	2,723
Total current assets	11,606	26,273
Furniture and equipment, net	190	272
Intangible assets	11,148	11,148
Operating lease right-of-use asset	450	524
Total assets	$23,394	$38,217

Current liabilities:
Accounts payable and accrued expenses and other current liabilities	$5,593	$6,815
Total current liabilities	5,593	6,815
Operating lease liability - long-term, net of current portion	390	474
Warrant liability - long term	9,932	4,855
Total liabilities	15,915	12,144
Total stockholders' equity	7,479	26,073
Total liabilities and stockholders' equity	$23,394	$38,217

Unaudited Condensed Consolidated Statements of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development	4,932	3,280	13,274	12,855
General and administrative and depreciation and amortization	2,203	2,667	6,724	7,857
Total operating expenses	7,135	5,947	19,998	20,712
Loss from operations	(7,135)	(5,947)	(19,998)	(20,712)
Other income:
(Loss) gain from change in fair value of warrant liability	(1,728)	1	1,423	76
Transaction costs allocated to warrant liabilities	(993)	-	(993)	-
Loss on issuance of warrant liabilities	(847)	-	(847)	-
Other income, net	9	13	31	30
Interest income, net	102	324	503	1,106
Net loss	(10,592)	(5,609)	(19,881)	(19,500)

Net loss per common share - basic and diluted	$(2.85)	$(2.82)	$(6.83)	$(9.94)
Weighted average common shares outstanding - basic and diluted	3,714,278	1,987,283	2,910,842	1,961,327